Exhibit 99.1

Raptor Pharmaceutical Reports First Quarter 2014 Financial Results and Provides Corporate Update

Reports PROCYSBI® net product sales of $12.1 million in first quarter 2014 and launch of PROCYSBI® in Germany

Company to host conference call and webcast today at 4:30 p.m. EDT
NOVATO, Calif., May 8, 2014 -- Raptor Pharmaceutical Corp. (NASDAQ: RPTP) today reported financial results for the first quarter ended March 31, 2014 and provided an update on recent corporate developments.
Corporate Update and Operational Highlights
•
Net product sales for PROCYSBI® for the first quarter ended March 31, 2014 were $12.1 million, demonstrating a 20% quarter over quarter growth. PROCYSBI became commercially available in the U.S. in June 2013.

•	As of March 31, 2014, 199 cumulative unique patients have received PROCYSBI, representing 20% quarter over quarter growth.
•	The EU launch of PROCYSBI is underway in Germany, with initial product shipments in April at an average annualized price of €144,000.
•	Cash and cash equivalents as of March 31, 2014 were $68.1 million.
"The first quarter of 2014 showed strong progress for Raptor and I am particularly pleased by our recent commercial launch in Germany," said Christopher M. Starr, Ph.D., Raptor's chief executive officer. "Our product shipments in Germany represent a first step in opening an important new regional market for PROCYSBI."
Financial Results for the First Quarter Ended March 31, 2014
Raptor recognized $12.1 million in PROCYSBI net product sales for the first quarter ended March 31, 2014. There were no product sales reported for the comparable prior year period as PROCYSBI became commercially available in the U.S. in June 2013. Revenue is recognized once PROCYSBI has been shipped by the specialty pharmacy and accepted by the patient.
Cost of sales for the first quarter ended March 31, 2014 was $1.3 million, which was 11% of net sales.  Cost of sales includes third-party manufacturing cost of products sold, royalty fees, amortization of capitalized milestones, shipping, supplies and other indirect manufacturing related costs including compensation cost of personnel. There was no cost of sales reported for the comparable prior year period as PROCYSBI became commercially available in the U.S. in June 2013.

Research and development (R&D) expenses include CRO fees, investigator fees, data service fees, lab supplies and chemicals, related to ongoing clinical trials in cystinosis, Huntington's disease, non-alcoholic fatty liver disease (NAFLD), Leigh syndrome, our preclinical discovery operations and our genetic screening program, costs related to medical affairs and pharmacovigilance, and R&D related personnel expenses. For the first quarter of 2014, R&D expenses were $9.5 million versus $8.4 million for the first quarter of 2013. The increase over the prior year comparable period was primarily due to increases in staffing and associated salaries and benefits for medical, clinical and regulatory personnel, preclinical studies, clinical trials and non-commercial drug manufacturing expenses.

Selling, general and administrative (SG&A) expenses include all expenses related to commercial operations, encompassing sales, marketing, distribution and reimbursement support and market analytics, and finance, legal and accounting and other and general and administrative expenses. SG&A expenses were $12.1 million for the first quarter of 2014 compared to $7.9 million for the prior year period.  The increase in the current year was primarily due to additional sales and marketing costs for the commercialization of PROCYSBI in the U.S., the establishment of our EU commercial headquarters and build out of our German commercial team in anticipation of our recent launch of PROCYSBI in Germany, and non-cash stock option expense.
Interest expense for the first quarter of 2014 was $3.0 million compared to $0.7 million in the first quarter of 2013. The increase over the prior year period was due to the $50.0 million debt facility the company entered into with HealthCare Royalty Partners in December 2012 and currently includes a fixed component based on the outstanding principal and a variable interest expense royalty fee based on net product sales.  There were no product sales reported for the comparable prior year period as PROCYSBI became commercially available in the U.S. in June 2013.
Net loss for the first quarter 2014 was $14.9 million, or $0.24 per share, compared to a net loss of $15.9 million, or $0.30 per share, in the first quarter 2013.  On a non-GAAP basis, excluding non-cash common stock-based compensation expense, net loss for the first quarter was $12.5 million, or $0.20 per share. This compares to non-GAAP results for the first quarter of 2013 of a loss of $14.2 million, or $0.26 per share.  Raptor provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled "Non-GAAP Financial Information" for a full discussion on this subject.
Cash and cash equivalents as of March 31, 2014 were $68.1 million compared to $83.1 million as of December 31, 2013.
2014 Guidance
The company continues to anticipate net product sales for PROCYSBI in the range of approximately $55 million to $65 million for 2014. On a non-GAAP basis, excluding non-cash stock-based compensation expense, operating expenses, consisting of SG&A and R&D, are expected to be in the range of $80 million to $90 million in 2014.  2014 GAAP operating expenses are not readily determinable due to the volatility of the company's common stock, which directly affects stock-based compensation expense. The company's cash and cash equivalents are expected to be sufficient to fund operations through at least the first half of 2015, based on current operating plan assumptions.
Conference Call and Webcast
Raptor has scheduled an investor conference call and webcast regarding this announcement at 4:30 p.m. EDT (1:30 p.m. PDT) today, May 8, 2014. The live call may be accessed by dialing (877) 870-4263 for domestic callers or (412) 317-0790 for international callers. A live webcast of the conference call will be available online from the investor relations section of the company website at www.raptorpharma.com.

After the call, a webcast replay will be available on the Raptor website for 90 days. A telephone replay of the call will be available by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering the conference number: 10045540.
Non-GAAP Financial Information
Raptor uses non-GAAP financial measures, such as non-GAAP net loss, non-GAAP net loss per share and non-GAAP operating expense, to assess and analyze its operational results and trends and to make financial and operational decisions. Raptor believes these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding Raptor's operating performance. The company believes that the presentation of non-GAAP measures is useful to investors because it excludes non-cash stock-based compensation expenses which fluctuate from period to period based on factors that are not within the company's control, such as the company's stock price. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net loss, net loss per share and total operating expense, and should not be considered measures of Raptor's liquidity.  In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations between non-GAAP financial measures and GAAP financial measures are included in the table accompanying this press release after the audited consolidated financial statements.
About Raptor Pharmaceuticals
Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company is engaged in multiple therapeutic areas such as nephropathic cystinosis, Huntington's disease (HD), nonalcoholic fatty liver disease, Leigh syndrome and other mitochondrial diseases. With an approved product in the U.S. and EU, Raptor also holds several orphan drug designations, including exclusivity for nephropathic cystinosis in the U.S. and EU, and orphan drug designation for HD in the U.S. A request for EU designation for RP103 in HD has been submitted. A request for orphan designation for Leigh syndrome has been submitted to the FDA. Raptor holds intellectual property for the use of cysteamine in HD and other neurodegenerative disorders including Parkinson's disease and Rett syndrome. For additional information, please visit www.raptorpharma.com.
About PROCYSBI® (cysteamine bitartrate) delayed-release capsules
PROCYSBI is a cystine depleting agent that is approved in the U.S. for the management of nephropathic cystinosis in adults and children ages 6 years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor and rash. For additional information on PROCYSBI, including full prescribing information, please visit www.procysbi.com.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are indicated by words or phrases such as "believes," "expects," "anticipates," "estimates," "plans," "continuing," "ongoing," "projected" and similar words or phrases and relate to future events or our future results of operations or future financial performance, including, but not limited to, statements regarding  the potential for a new regional market in Germany for

PROCYSBI; Raptor's expected net product sales for PROCYSBI for 2014, projected non-GAAP operating expenses for 2014 and volatility of the company's common stock and its effect on stock-based compensation expense; and Raptor's expectations regarding the sufficiency of its cash through at least the first half of 2015.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the company's actual results to be materially different from these forward-looking statements.  Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made.  Factors which may contribute to differences in actual results include, among others: market acceptance and sales of PROCYSBI in the U.S. and the EU; Raptor's ability to expand the use of RP103 and to receive regulatory approval for other indications; Raptor's reliance on a single active pharmaceutical ingredient supplier, a single third-party manufacturer and other third parties in connection with drug product development; compliance with healthcare regulations, ongoing regulatory requirements and potential penalties; any serious adverse side effects associated with PROCYSBI or any other future products and product liability claims; third-party payor coverage, reimbursement and pricing; enacted and future healthcare legislation; Raptor's ability to obtain and maintain orphan drug or other regulatory exclusivity for PROCYSBI or any other future products; the integration of European operations with U.S. operations; relationships with key scientific and medical collaborators; intellectual property protection and claims and continued license rights; and Raptor's ability to fund its operations and make required payments on its debt.  Certain of these risks, uncertainties and other factors are described in greater detail in the company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report for the twelve months ended December 31, 2013 on Form 10-K filed with the SEC on March 17, 2014, and other periodic reports filed with SEC, all of which are available free of charge on the SEC's web site at http://www.sec.gov.  Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC.  Raptor expressly disclaims any intent or obligation to update any forward-looking statements except as may be required by law.

CONTACT:
Georgia Erbez
Chief Financial Officer
Raptor Pharmaceutical Corp.
(415) 408-6231
gerbez@raptorpharma.com

INVESTOR CONTACT:
Westwicke Partners, LLC
Robert H. Uhl
Managing Director
(858) 356-5932
robert.uhl@westwicke.com

MEDIA CONTACT:
Carolyn Hawley
Canale Communications
(619) 849-5375
carolyn@canalecomm.com

 Raptor Pharmaceutical Corp.
Consolidated Balance Sheets
(In thousands, except shares and per share data, or unless otherwise specified)

	March 31,	December 31,
	2014 (unaudited)	2013 (1)
ASSETS
Current assets:
Cash and cash equivalents	$68,075	$83,052
Restricted cash	1,030	500
Accounts receivable, net	7,079	6,181
Inventories, net	6,363	3,000
Prepaid expenses and other	2,962	3,566
Total current assets	85,509	96,299
Intangible assets, net	3,153	3,213
Goodwill	3,275	3,275
Fixed assets, net	1,880	1,810
Other assets	4,230	4,129
Total assets	$98,047	$108,726
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities:
Accounts payable	$2,179	$5,264
Accrued liabilities	13,245	12,767
Deferred revenue	4,985	4,698
Common stock warrant liability	726	7,066
Deferred rent	166	302
Capital lease liability – current	18	18
Total current liabilities	21,319	30,115
Note payable	50,000	50,000
Capital lease liability - long-term	36	41
Total liabilities	71,355	80,156

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	0	0
Common stock, $0.001 par value per share, 150,000,000 shares authorized 62,598,859 and 61,614,576 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	63	62
Additional paid-in capital	247,148	234,286
Accumulated other comprehensive loss	(273)	(423)
Accumulated deficit	(220,246)	(205,355)
Total stockholders' equity	26,692	28,570

Total liabilities and stockholders' equity	$98,047	$108,726

(1) Derived from the Company's audited consolidated financial statements as of December 31, 2013.

Raptor Pharmaceutical Corp.
Consolidated Statements of Operations and Comprehensive Loss
 (In thousands, except per share data, or unless otherwise specified)

	Three Months Ended (unaudited)
	March 31, 2014	March 31, 2013

Net product sales	$12,134	$0
Cost of sales	1,314	0
Gross profit	10,820	0

Operating expenses:
Research and development	9,547	8,412
Selling, general and administrative	12,064	7,863

Total operating expenses	21,611	16,275

Loss from operations	(10,791)	(16,275)

Interest income	31	155
Interest expense	(2,979)	(726)
Foreign currency transaction gain (loss)	17	(34)
Gain (loss) on short-term investments	0	(107)
Adjustment to fair value of common stock warrants	(1,163)	1,060

Net loss before provision for income taxes	(14,885)	(15,927)
Provision for income taxes	(6)	0
Net loss	(14,891)	(15,927)

Other comprehensive income (loss):
Foreign currency translation adjustment	150	(88)

Comprehensive loss	$(14,741)	$(16,015)

Net loss per share:
Basic and diluted	$(0.24)	$(0.30)

Weighted-average shares outstanding used to compute:
Basic and diluted	62,119	53,713

Raptor Pharmaceutical Corp.
Reconciliation of GAAP to Non-GAAP Financial Information:

	Three Months Ended (unaudited)
	March 31, 2014	March 31, 2013

Net loss	$(14,891)	$(15,927)
Stock-based compensation expense	2,375	1,752
Non-GAAP loss	$(12,516)	$(14,175)

Net loss per share:
Basic and diluted	$(0.20)	$(0.26)

Weighted-average shares outstanding used to compute:
Basic and diluted	62,119	53,713